TWO HUNDRED EIGHTY THIRD AMENDMENT
TO THE
SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

THIS TWO HUNDRED EIGHTY THIRD AMENDMENT TO THE SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP (this “Amendment”) is made and entered into on November 14, 2012, by SUN COMMUNITIES, INC., a Maryland corporation (the “General Partner”), as the general partner of SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (the “Partnership”).

RECITALS

A.    Concurrently with the execution of this Amendment, the General Partner is issuing shares of its 7.125% Series A Cumulative Redeemable Preferred Stock in a public offering (the “Preferred Stock Offering”).

B.    The General Partner desires to amend that certain Second Amended and Restated Limited Partnership Agreement of Sun Communities Operating Limited Partnership, dated as of April 30, 1996, as amended by those certain amendments numbered one through two hundred eighty two (collectively, as amended, the “Agreement”) to provide for the issuance of 7.125% Series A Cumulative Redeemable Preferred Units of the Partnership to the General Partner, in exchange for the net cash proceeds received by the General Partner in connection with the Preferred Stock Offering. Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Agreement.

C.    Pursuant to that certain Consent Agreement, dated as of October 26, 2012, the holders of a majority of the Preferred OP Units consented to the Partnership’s issuance of up to $150 million of OP Units ranking senior to the Preferred OP Units as to distributions, liquidation preferences, redemption payments and in all other respects, in connection with preferred stock offerings from time to time by the General Partner, including the Preferred Stock Offering.

D.    Section 11 of the Agreement authorizes the General Partner, as the holder of more than fifty percent (50%) of the OP Units, to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner amends the Agreement as follows:

1.    Sections 3.1, 3.2 and 3.9. Sections 3.1, 3.2 and 3.9 of the Agreement are hereby deleted in their entirety and replaced with the following:

“3.1    OP Units

The Partners’ interests in the Partnership are expressed in terms of OP Units and each Partner has been issued OP Units corresponding to the agreed value of its capital contribution. OP Units consist of Common OP Units, Preferred OP Units, Series A-1 Preferred Units, Series B Preferred Units, Series B-1 Preferred Units, Series B-2 Preferred Units, Series B-3 Preferred Units and Mirror A Preferred Units.

3.2    Common OP Units

The holders of the Common OP Units shall be entitled to receive distributions in accordance with Section 4.3, after payment of all accrued (i) Preferred Dividends, (ii) Series A-1 Priority Return, (iii) Series B Priority Return, (iv) Series B-1 Priority Return, (v) Series B-2 Priority Return, (vi) Series B-3 Priority Return, and (vii) Mirror A Priority Return. No distribution shall be made in respect of Common OP Units while any accrued (i) Preferred Dividends, (ii) Series A-1 Priority Return, (iii) Series B Priority Return, (iv) Series B-1 Priority Return, (v) Series B-2 Priority Return, (vi) Series B-3 Priority Return, or (vii) Mirror A Priority Return remains unpaid unless all such unpaid amounts are paid simultaneously with such distribution.

3.9    Withdrawals

No Partner shall be entitled to withdraw any portion of its capital account, except by way of distributions pursuant to Sections 4.3, 8.2, 16, 17, 18 and 19 hereof.”

2.    The first two sentences of Section 3.6(b) of the Agreement are hereby deleted in their entirety and replaced with the following: “Upon execution of this Agreement, the General Partner’s interest in the Partnership comprises substantially all of its assets, the number of Common OP Units held by the General Partner equals the number of shares of its outstanding common stock and the number of Mirror A Preferred Units held by the General Partner equals the number of outstanding REIT Series A Preferred Shares. It is expected that this circumstance will continue to exist, since the General Partner intends to distribute substantially all of its income on a current basis and has agreed to apply the net proceeds of the sale of additional stock or securities to the purchase of additional OP Units.”

3.    Section 4.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“4.1    Capital Accounts
(a)    The Partnership shall establish and maintain a separate capital account for each Partner according to the rules of Treasury Regulation Section 1.704‑1(b)(2)(iv) (a “Capital Account”).
(b)    For purposes of computing the amount of any item of Partnership income, gain, loss or deduction to be allocated pursuant to Section and to be reflected in the Capital Accounts, “Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Partnership’s taxable income or loss for such year, determined in accordance with Section 703(a) of the Code (including all items required to be stated separately) with the following adjustments:

(i)    The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704‑1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii)    If the Book Value of any Partnership property is adjusted pursuant to clause (b) of the definition of “Book Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.
(iii)    Items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.
(iv)    Items of depreciation, amortization and other cost recovery deductions with respect to Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704‑1(b)(2)(iv)(g).
(v)    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section  1.704‑1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).
(vi)    Items of income, gain, loss and deduction of the Partnership shall be computed as if the Partnership had sold any property distributed to a Partner on the date of such distribution at a price equal to its fair market value at that date.”
4.    Section 4.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“4.2 Profit and Loss Allocations. Except as otherwise provided in Section 4.2.1, Profits and Losses for any Fiscal Year (or portion thereof) shall be allocated among the Partners in such a manner that, as of the end of such Fiscal Year (or other applicable period), the sum of: (a) the Capital Account of each Partner, (b) such Partner’s share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)), and (c) such Partner’s partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)) shall be equal to the respective net amounts, positive or negative, that would be distributed to such Partner or for which such Partner would be liable to the Partnership under the Partnership Act, determined as if the Partnership were to (x) liquidate the assets of the Partnership for an amount equal to their aggregate Book Value (without making any adjustment thereto under clause (b) of the definition of “Book Value” for such liquidation) and (y) distribute the proceeds of such liquidation pursuant to Section 8.2”

5.    New Section 4.2.1 of the Agreement is hereby added as follows:

“4.2.1 Special Allocations
(a)    Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704‑2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704‑2(i). If there is a net decrease during a Fiscal Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704‑2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Partners in the amounts and of such character as determined according to Treasury Regulation Section 1.704‑2(i)(4). This Section 4.2.1(a) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704‑2(i)(4) and shall be interpreted in a manner consistent therewith.
(b)    Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704‑2(b)(1)) for any Fiscal Year shall be allocated to each Partner ratably among such Partners based upon their respective holdings of OP Units. If there is a net decrease in the Minimum Gain during any Taxable Year, each Partner shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704‑2(f). This Section 4.2.1(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704‑2(f), and shall be interpreted in a manner consistent therewith.
(c)    If any Partner that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704‑1(b)(2)(ii)(d)(4), (5) and (6) has an

Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 4.2.1(a) and 4.2.1(b) but before the application of any other provision of this Section 4, then Profits for such Fiscal Year shall be allocated to such Partner in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 4.2.1(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.
(d)    Losses shall not be allocated to a Partner if such allocation of Losses would cause the Partner to have an Adjusted Capital Account Deficit. Losses that cannot be allocated to a Partner shall be allocated to the other Partners; provided, however, that, if no Partner may be allocated Losses due to the limitations of this Section 4.2.1(d), Losses shall be allocated to the General Partner.
(e)    If, and to the extent that, any Partner is deemed to recognize any item of income, gain, loss, deduction or credit as a result of any transaction between such Partner and the Partnership pursuant to Code Sections 83, 482, 483, 1272‑1274 or 7872 or any similar provision now or hereafter in effect, and the General Partner determines that any corresponding Profit or Loss of the Partnership should be allocated to the Partners who recognized such item in order to reflect the Partners’ economic interests in the Partnership, then the Partnership may so allocate such Profit or Loss.
(f)    The allocations set forth in Sections 4.2.1(a) through 4.2.1(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704‑1(b) and 1.704‑2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to allocate Profit and Loss of the Partnership or make distributions. Accordingly, notwithstanding the other provisions of this Section 4, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Partners so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Partners to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Partners anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each such Partner is zero. In addition, if in any Fiscal Year there is a decrease in partnership minimum gain, or in partner nonrecourse debt minimum gain, and application of the minimum gain chargeback requirements set forth in Section 4.2.1(a) or Section 4.2.1(b) would cause a distortion in the economic arrangement among the Partners, the General Partner may, if it does not expect that the Partnership will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.”

6.    New Section 4.2.2 of the Agreement is hereby added as follows:

“4.2.2 Tax Allocations
(a)    Except as provided in Sections 4.2.2(b), (c) and (d), the income, gains, losses, deductions and credits of the Partnership will be allocated, for federal, state and local income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts; except that, if any such allocation is not permitted by the Code or other applicable law, the Partnership’s subsequent income, gains, losses, deductions and credits will be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.
(b)    Items of Partnership taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value. In making allocations pursuant to this Section 4.2.2(b), the General shall apply, in its sole discretion, any method that may be permitted under Treasury Regulations Section 1.704-3.
(c)    If the Book Value of any Partnership asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704‑1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).
(d)    Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Partners according to their interests in such items as determined by the General Partner taking into account the principles of Treasury Regulation Section 1.704‑1(b)(4)(ii).
(e)    Allocations pursuant to this Section 4.2.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, distributions or other Partnership items pursuant to any provision of this Agreement.”

7.    Section 8.2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“8.2    Liquidating Distributions; Restoration of Capital Account Deficits

Upon the liquidation of the Partnership or any Partner’s interest in the Partnership, within the meaning of the Treasury Regulations:

(a)    A final allocation of all items of income, gain, loss, and expense shall be made in accordance with Section 4.2 hereof, and, after payment or provision for payment of all debts, obligations and other liabilities of the Partnership to its creditors (including, without limitation, all sales commissions or other expenses incurred in liquidation), all remaining assets of the Partnership shall be distributed to the holders of OP Units as follows: (i) first, to the holders of Mirror A Preferred Units in proportions and amounts equal to the Issue Price of the Mirror A Preferred Units plus any accrued and unpaid Mirror A Priority Return thereon; (ii) second, to the holders of the Preferred OP Units and Series A-1 Preferred Units in proportions and amounts equal to the Issue Prices of their respective Preferred OP Units and Series A-1 Preferred Units, plus any accrued and unpaid Preferred Dividends and Series A-1 Priority Return, as the case may be, thereon; (iii) third, to the holders of the Series B Cumulative Preferred Units in proportions and amounts equal to the Issue Prices of their respective Series B Cumulative Preferred Units, plus accrued and unpaid Series B Priority Return, Series B-1 Priority Return, Series B-2 Priority Return and Series B-3 Priority Return, as applicable, thereon; and (iv) finally (if any), to the Common OP Units.”

8.    Section 12 of the Agreement is hereby deleted in its entirety and replaced with “Intentionally Omitted.”

9.    Section 14 of the Agreement is hereby amended as follows:

(a)    The definition of “Issue Price” is hereby deleted in its entirety and replaced with the following: “The ‘Issue Price’ of the OP Units is the value assigned thereto upon issuance, as set forth in Section 3.6; provided, however, if the General Partner issues shares of preferred stock and applies all of the proceeds thereof (net of offering expenses) to the purchase of additional OP Units, the Issue Price for such OP Units shall be the public offering price per share for the General Partner’s preferred stock so issued.”

(b)    The second sentence of the definition of “OP Units” is hereby deleted in its entirety and replaced with the following: “OP Units consist of Common OP Units, Preferred OP Units, Series A-1 Preferred Units, Series B Preferred Units, Series B-1 Preferred Units, Series B-2 Preferred Units, Series B-3 Preferred Units and Mirror A Preferred Units.”

(c)    The definition of “Allocation Regulations” is hereby deleted in its entirety and replaced with the following: “Treasury Regulations” means the income tax regulations promulgated under the Code.”

(d)    The definition of “Internal Revenue Code” is hereby deleted in its entirety and replaced with the following: “Code” means the United States Internal Revenue Code of 1986, as amended.”

(e)    The following new definitions are inserted in Section 14 (Definitions) so as to preserve alphabetical order:

“Adjusted Capital Account Deficit” means with respect to any Capital Account as of the end of any Fiscal Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, a Partner’s Capital Account balance shall be: (a) reduced for any items described in Treasury Regulation Section 1.704‑1(b)(2)(ii)(d)(4), (5), and (6), and (b) increased for any amount such Partner is obligated to contribute or is treated as being obligated to contribute to the Partnership pursuant to Treasury Regulation Section 1.704‑1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704‑2(g)(1) and 1.704‑2(i) (relating to minimum gain).

“Book Value” means, with respect to any Partnership property, the value of the property for "book" or Capital Account purposes pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv). Without limiting the generality of the preceding sentence: (a) the initial Book Value of any property contributed by a Partner to the Partnership will be the fair market value of the property on the date of the contribution, as reasonably determined by the General Partner; and (b) the Book Value of all Partnership properties shall be adjusted to equal their respective fair market values (as determined by the General Partner), in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), immediately prior to: (i) the date of the acquisition of any additional interest in the Partnership by any additional or existing Partner in exchange for more than a de minimis capital contribution, (ii) the date of the distribution of more than a de minimis amount of Partnership property to a Partner for an interest in the Partnership and (iii) in connection with the grant of any OP Units or any other interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner, or by a new Partner acting in a Partner capacity or in anticipation of being a Partner; provided, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the General Partner reasonably determines that the adjustments are necessary or appropriate to reflect the relative economic interests of the Partners. The Book Value of any Partnership property that is distributed to any Partner shall be adjusted immediately prior to the distribution to equal its fair market value. If any asset has a Book Value that differs from its adjusted tax basis, then the Book Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for United States federal income tax purposes.

“Fiscal Year” means the Partnership’s annual accounting period established by the General Partner.

“Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulation Section 1.704‑2(d).

“Mirror A Parity Preferred Units” means any class or series of OP Units of the Partnership hereafter authorized, issued or outstanding and expressly designated by the Partnership to rank on parity with the Mirror A Preferred Units with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership.

“Mirror A Preferred Units” has the meaning ascribed to such term in Section 19.1.

“Mirror A Preferred Unit Distribution Payment Date” has the meaning ascribed to such term in Section 19.2A.

“Mirror A Preferred Unit Distribution Period” means the period from and including November 14, 2012 to, but excluding, the first Mirror A Preferred Unit Distribution Payment Date, and each subsequent period from and including a Mirror A Preferred Unit Distribution Payment Date to, but excluding, the next succeeding Mirror A Preferred Unit Distribution Payment Date.

“Mirror A Priority Return” means an amount equal to 7.125% of the $25.00 liquidation preference per Mirror A Preferred Unit per annum (equivalent to $1.78125 per Mirror A Preferred Unit per year).

“Preferred Distribution Shortfall” means, with respect to any OP Units that are entitled to any preference in distribution of the Partnership’s available cash pursuant to this Agreement, the aggregate amount of the required distributions for such outstanding OP Units for all prior distribution periods minus the aggregate amount of the distributions made with respect to such outstanding OP Units pursuant to this Agreement.

“REIT Series A Preferred Share” means a share of 7.125% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the General Partner.

“REIT Share” means a share of common stock, par value $0.01 per share, of the General Partner.

“Series A Articles Supplementary” means the Articles Supplementary of the General Partner in connection with its REIT Series A Preferred Shares, as filed with the Maryland Department of Assessments and Taxation.

“Taxable Year” means the Partnership’s annual accounting period for federal income tax purposes, as established by the General Partner.

10.    The following new Section 19 of the Agreement is inserted in the Agreement after Section 18 thereof:

“Section 19.1     Designation and Number; Issuance. A series of OP Units of the Partnership designated as the “7.125% Series A Cumulative Redeemable Preferred Units” (the “Mirror A Preferred Units”) is hereby established. The number of Mirror A Preferred Units shall be 3,450,000 (which number may be decreased (but not below the number thereof then outstanding) from time to time by the General

Partner). The Issue Price for the Mirror A Preferred Units is Twenty Five Dollars ($25.00) per unit. The Partnership hereby issues 3,400,000 Mirror A Preferred Units to the General Partner.

Section 19.2     Distributions.

A. Payment of Distributions. Subject to the preferential rights of holders of any class or series of OP Units of the Partnership ranking senior to the Mirror A Preferred Units, the General Partner, as holder of the Mirror A Preferred Units, will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of the Partnership’s available cash, cumulative preferential cash distributions in an amount equal to the Mirror A Priority Return. Distributions shall accrue daily, shall accrue and be cumulative from and including November 14, 2012 and will be payable (i) quarterly dividing the Mirror A Priority Return by four (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar quarters) in arrears on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2013, and (ii) in the event of a redemption of Mirror A Preferred Units, on the redemption date (each a “Mirror A Preferred Unit Distribution Payment Date”). Any distribution payable on the Mirror A Preferred Units for a period that is shorter or longer than 90 days will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any Mirror A Preferred Unit Distribution Payment Date is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). The distributions payable on any Mirror A Preferred Unit Distribution Payment Date shall include distributions accrued to but not including such Mirror A Preferred Unit Distribution Payment Date.

B.Distributions Cumulative. Notwithstanding the foregoing, distributions on the Mirror A Preferred Units will accrue and be cumulative from November 14, 2012, whether or not the terms and provisions set forth in Section 19.2 C at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on Mirror A Preferred Units which may be in arrears, and the General Partner, as holder of the Mirror A Preferred Units, will not be entitled to any distributions, whether payable in cash, securities or other property, in excess of full cumulative distributions described above. Any distribution payment made on the Mirror A Preferred Units will first be credited against the earliest accrued but unpaid distribution due with respect to the Mirror A Preferred Units. No distributions on the Mirror A Preferred Units shall be authorized, declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, directly or indirectly prohibit authorization, declaration, payment or setting apart for payment or provide that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

C.	Priority as to Distributions.

(i)Except as provided in Section 19.2 C (ii) below, unless full cumulative distributions for all past Mirror A Preferred Unit Distribution Periods on the Mirror A Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment, no distributions (other than in Common OP Units or any other class or series of OP Units ranking junior to the Mirror A Preferred Units as to distributions and as to the distribution of assets upon liquidation, dissolution and winding up of the Partnership) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made on Preferred OP Units, Series A-1 Preferred Units, Series B Preferred Units, Series B-1 Preferred Units, Series B-2 Preferred Units, Series B-3 Preferred Units, Common OP Units or any other classes or series of OP Units ranking junior to or on parity with the Mirror A Preferred Units as to distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership nor shall any Preferred OP Units, Series A-1 Preferred Units, Series B

Preferred Units, Series B-1 Preferred Units, Series B-2 Preferred Units, Series B-3 Preferred Units, Common OP Units or any other classes or series of OP Units ranking junior to or on parity with the Mirror A Preferred Units as to distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership except: (1) by conversion into or exchange for Common OP Units or any other classes or series of OP Units ranking junior to the Mirror A Preferred Units as to distributions and as to the distribution of assets upon liquidation, dissolution and winding up of the Partnership, (2) by redemption, purchase or other acquisition of Common OP Units made for purposes of an incentive, benefit or share purchase plan for the General Partner, the Partnership or any of their respective subsidiaries, (3) for redemptions, purchases or other acquisitions of OP Units by the Partnership in connection with the General Partner’s purchase of its securities for the purpose of preserving the General Partner’s qualification as a real estate investment trust for federal income tax purposes, or (4) for any distributions by the Partnership corresponding to distributions by the General Partner required for it to maintain its status as a real estate investment trust for federal income tax purposes. With respect to the Mirror A Preferred Units, all references in this Article 19 to “past Mirror A Preferred Unit Distribution Periods” shall mean, as of any date, Mirror A Preferred Unit Distribution Periods ending on or prior to such date, and with respect to any other class or series of OP Units ranking on a parity as to distributions with the Mirror A Preferred Units, all references in this Article 19 to “past distribution periods” (and all similar references) shall mean, as of any date, distribution periods with respect to such other class or series of OP Units ending on or prior to such date.

(ii)When full cumulative distributions for all past Mirror A Preferred Unit Distribution Periods are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Mirror A Preferred Units and when full cumulative distributions for all past distribution periods are not paid in full (or a sum sufficient for such full payment is not set apart) upon the units of any other Mirror A Parity Preferred Units ranking on a parity as to distributions with the Mirror A Preferred Units, then all distributions authorized on the Mirror A Preferred Units and any other outstanding classes or series of Mirror A Parity Preferred Units ranking on a parity as to distributions with the Mirror A Preferred Units shall be declared pro rata so that the amount of distributions authorized per unit on the Mirror A Preferred Units and such other classes or series of Mirror A Parity Preferred Units ranking on a parity as to distributions with the Mirror A Preferred Units shall in all cases bear to each other the same ratio that accumulated and unpaid distributions per unit on the Mirror A Preferred Units and such other classes or series of Mirror A Parity Preferred Units ranking on a parity as to distributions with the Mirror A Preferred Units (which, in the case of any such other classes or series of Mirror A Parity Preferred Units ranking on a parity as to distributions with the Mirror A Preferred Units, shall not include any accumulation in respect of unpaid distributions for past distribution periods if such other Mirror A Parity Preferred Units ranking on a parity as to distributions with the Mirror A Preferred Units does not have a cumulative distribution) bear to each other.

Section 19.3      Liquidation Proceeds.

A.Distributions. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Preferred OP Units, Series A-1 Preferred Units, Series B Preferred Units, Series B-1 Preferred Units, Series B-2 Preferred Units, Series B-3 Preferred Units, Common OP Units or any other classes or series of OP Units ranking junior to the Mirror A Preferred Units as to distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, the holders of Mirror A Preferred Units shall be entitled to receive the amount of the Issue Price of the Mirror A Preferred Units plus accrued and unpaid Mirror A Priority Return thereon (whether or not authorized or declared) to the date of payment in accordance with Article 8. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Mirror A Preferred Units shall be insufficient to pay the full preferential amount set forth in Article 8 and liquidating payments on any Mirror A Parity Preferred Units, as to the distribution of assets on any liquidation, dissolution or winding up of the Partnership, then such assets, or the proceeds thereof, shall be distributed among the holders of Mirror A Preferred Units and any such other Mirror A Parity Preferred Units ratably in accordance with the respective amounts that would be payable on such Mirror A Preferred Units and any such Mirror A Parity Preferred Units if all amounts payable thereon were paid in full.

B.Notice. Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Mirror A Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

C.No Further Rights. After payment of the full amount of the liquidating distributions to which it is entitled, the General Partner, as holder of the Mirror A Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.

D.Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Partnership to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

Section 19.4     Redemption.

A.Redemption. If the General Partner elects to redeem any of the REIT Series A Preferred Shares in accordance with the terms of the Series A Articles Supplementary, the Partnership shall, on the date set for redemption of such REIT Series A Preferred Shares, redeem the number of Mirror A Preferred Units equal to the number of REIT Series A Preferred Shares for which the General Partner has given notice of redemption pursuant to Section 5 of Article THIRD of the Series A Articles Supplementary, at a redemption price, payable in cash, equal to the product of (i) the number of Mirror A Preferred Units being redeemed, and (ii) an amount equal to the sum of $25.00, any Preferred Distribution Shortfall per Mirror A Preferred Unit, and any accrued and unpaid distribution on the Mirror A Preferred Unit to, but not including, the redemption date. Any Mirror A Preferred Units so redeemed may be reissued to the General Partner at such time as the General Partner reissues a corresponding number of REIT Series A Preferred Shares so redeemed or repurchased, in exchange for the contribution by the General Partner to the Partnership of the proceeds from such reissuance of REIT Series A Preferred Shares.

B.Procedures for Redemption. The following provisions set forth the procedures for redemption:

(i) Notice of redemption will be given by the General Partner to the Partnership concurrently with the notice of the General Partner sent to the holders of its REIT Series A Preferred Shares in connection with such redemption. Such notice shall state: (a) the redemption date; (b) the number of Mirror A Preferred Units to be redeemed; (c) the redemption price and whether or not accrued and unpaid distributions will be payable; (d) that distributions on the Mirror A Preferred Units to be redeemed will cease to accumulate immediately prior to such redemption date; and (e) whether such redemption is being made pursuant to Section 5 or 6 of Article THIRD of the Series A Articles Supplementary.

(ii)On or after the redemption date, the General Partner shall present and surrender the certificates, if any, representing the Mirror A Preferred Units to the Partnership and thereupon the redemption price of such Mirror A Preferred Units (including all accumulated and unpaid distributions to but excluding the redemption date) shall be paid to the General Partner and each surrendered Mirror A Preferred Unit certificate, if any, shall be canceled. If less than all of the Mirror A Preferred Units represented by any such certificate representing Mirror A Preferred Units are to be redeemed, a new certificate shall be issued representing the unredeemed Mirror A Preferred Units.

(iii) From and after the redemption date (unless the Partnership defaults in payment of the redemption price plus accrued and unpaid distributions to, but not including, the redemption date), all distributions on the Mirror A Preferred Units designated for redemption in such notice shall cease to accrue, such Mirror A Preferred Units shall no longer be deemed outstanding and all rights of the General Partner will terminate, except the right to receive the redemption price plus accrued and unpaid distributions to, but not including, the redemption date. At its election, the Partnership, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions to but not including the redemption date) of the Mirror A Preferred Units so called for redemption in trust for the General Partner with a bank or trust company, in which case the Partnership shall send a notice to the General Partner which shall (a) state the date of such deposit, (b) specify the office of such bank or trust company as the place of payment of the redemption price and (c) require the General Partner to surrender the certificates, if any, representing such Mirror A Preferred Units at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to the redemption date). Any monies so deposited which remain unclaimed by the General Partner at the end of two years after the redemption date shall be returned by such bank or trust company to the Partnership.

Section 19.5      Ranking

    The Mirror A Preferred Units rank, with respect to rights to the payment of distributions and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, (i) senior to all Preferred OP Units, Series A-1 Preferred Units, Series B Preferred Units, Series B-1 Preferred Units, Series B-2 Preferred Units, Series B-3 Preferred Units, Common OP Units and to all other OP Units other than OP Units referred to in clauses (ii) and (iii) of this sentence; (ii) on a parity with all Mirror A Parity Preferred Units and (iii) junior to all OP Units the terms of which specifically provide that such OP Units rank senior to the Mirror A Preferred Units with respect to rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution and winding up of the Partnership. The Partnership shall not issue any OP Units ranking senior to the Mirror A Preferred Units with respect to, among other things, rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution and winding up of the Partnership unless such senior OP Units are issued in connection with a subsequent preferred stock offering by the General Partner and the General Partner received the requisite approval of the holders of the REIT Series A Preferred Shares in accordance with the Series A Articles Supplementary; provided, further, that the terms of such senior OP Units are substantially similar to the terms of the preferred stock so offered and issued.

Section 19.6     Voting Rights.

The General Partner shall not have any voting or consent rights in respect of the Mirror A Preferred Units except as required by applicable law.

Section 19.7     Transfer Restrictions.

The Mirror A Preferred Units shall not be transferable.

Section 19.8     Conversion.

In the event of a conversion of REIT Series A Preferred Shares into REIT Shares at the option of the holders of REIT Series A Preferred Shares pursuant to the terms of the Series A Articles Supplementary, then, upon conversion of such REIT Series A Preferred Shares, the General Partner shall convert a number of Mirror A Preferred Units equal to the number of REIT Series A Preferred Shares so converted into a number of Common OP Units equal to the number of REIT Shares issued on conversion of such REIT Series A Preferred Shares. In case the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation, share exchange, tender offer for all or substantially all of the General Partner’s capital stock or sale of all or substantially all of the General Partner’s assets), in each case as a result of which the REIT Series A Preferred Shares will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Mirror A Preferred Unit will thereafter be convertible under this Section 19.8 into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of Common OP Units or fraction thereof into which one Mirror A Preferred Unit was convertible immediately prior to such transaction. In the event of a conversion of REIT Series A Preferred Shares into REIT Shares, to the extent the General Partner is required to pay cash in lieu of fractional REIT Shares pursuant to the Series A Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to the General Partner. If a Change of Control Conversion Date (as defined in the Series A Articles Supplementary) falls after the record date and prior to the corresponding Mirror A Preferred Unit Distribution Payment Date that has been duly authorized and declared, each holder of Mirror A Preferred Units converted under this Section 19.8 shall be entitled to the distribution payable on such Mirror A Preferred Units on the Mirror A Preferred Unit Distribution Payment Date notwithstanding the conversion of such Mirror A Preferred Units before that Mirror A Preferred Unit Distribution Payment Date. Except as expressly provided in this Section 19.8, the holders of Mirror A Preferred Units shall not have the right to exchange or convert such Mirror A Preferred Units into REIT Series A Preferred Shares, REIT Shares or any other securities.

Section 19.9     No Sinking Fund.

No sinking fund shall be established for the retirement or redemption of Mirror A Preferred Units.”

11.    Governing Law. This Amendment shall be interpreted and enforced according to the laws of the State of Michigan.

12.    Full Force and Effect. Except as amended by the provisions hereof, the Agreement, as previously amended, shall remain in full force and effect in accordance with its terms and is hereby ratified, confirmed and reaffirmed by the undersigned for all purposes and in all respects.

13.    Successors/Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

14.    Reproductions. Reproductions (photographic, facsimile or otherwise) of this Amendment may be made and relied upon to the same extent as though such reproduction was an original.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the day and year first above written.

GENERAL PARTNER:

Sun Communities, Inc., a Maryland corporation

By: /s/ Karen J. Dearing
Name: Karen J. Dearing
Its: CFO